PROSPECTUS SUPPLEMENT NO. 1 (To Prospectus dated July 21, 2006)	Filed Pursuant to Rule 424(b)(3) Registration Number Registration No. 333-135464
$500,000,000
Allied World Assurance Company Holdings, Ltd
7.50% Senior Notes due 2016
This Prospectus Supplement No. 1 supplements the Market-Making Prospectus, dated July 21, 2006, relating to the public offering of the issuer’s 7.50% senior notes due 2016, which closed on July 26, 2006. Goldman, Sachs & Co. is continuing to make a market in the senior notes pursuant to the Market-Making Prospectus.
This Prospectus Supplement No. 1 includes a Current Report on Form 8-K filed with the SEC on August 9, 2006. The Form 8-K includes an earnings release announcing the issuer’s financial results for the fiscal quarter ended June 30, 2006.
You should read this Prospectus Supplement No. 1 in conjunction with the Market-Making Prospectus. This Prospectus Supplement No. 1 updates information in the Market-Making Prospectus and, accordingly, to the extent inconsistent, the information in this Prospectus Supplement No. 1 supersedes the information contained in the Market-Making Prospectus.
Before you invest in the issuer’s senior notes, you should read the Market-Making Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and an investment in its senior notes. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may obtain a copy of the Market-Making Prospectus by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is August 9, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) — August 8, 2006

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of Incorporation)	001-32938 (Commission File Number)	98-0481737 (I.R.S. Employer Identification No.)
43 Victoria Street
Hamilton HM 12, Bermuda
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (441) 278-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
EXHIBIT INDEX

Item 2.02. Results of Operations and Financial Condition
On August 8, 2006, Allied World Assurance Company Holdings, Ltd issued a press release reporting its second quarter 2006 results and the availability of its second quarter financial supplement. The press release and the financial supplement are furnished herewith as Exhibit 99.1 and Exhibit 99.2, respectively. The information hereunder is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not otherwise subject to the liabilities of that section and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.
(c) Exhibits

Exhibit
Number	Description

99.1	Press release, dated August 8, 2006, reporting second quarter results

99.2	Second Quarter 2006 Financial Supplement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Dated: August 8, 2006

ALLIED WORLD ASSRUANCE COMPANY HOLDINGS, LTD
By:	/s/ Joan H. Dillard
	Name:	Joan H. Dillard
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release, dated August 8, 2006, reporting second quarter results

99.2	Second Quarter 2006 Financial Supplement

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD REPORTS SECOND
QUARTER 2006 OPERATING RESULTS
HAMILTON, BERMUDA, August 8, 2006 — Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today reported net income of $102.4 million, or $2.02 per diluted share, for the second quarter 2006 compared to net income of $71.5 million, or $1.41 per diluted share, for the second quarter 2005. Net income for the six months ended June 30, 2006 was $200.5 million, or $3.96 per diluted share, compared to $135.9 million, or $2.68 per diluted share, for the first half of 2005.
The company reported operating income of $112.1 million, or $2.21 per diluted share, for the second quarter 2006 compared to operating income of $78.6 million, or $1.55 per diluted share, for the second quarter 2005. Operating income for the six months ended June 30, 2006 was $216.0 million, or $4.26 per diluted share, compared to $145.5 million, or $2.87 per diluted share, for the first half of 2005.
President and Chief Executive Officer Scott Carmilani commented, “We have achieved several major milestones in recent weeks, including a successful initial public offering, a $500 million senior notes offering and record second quarter operating results — all of which give us additional financial strength, flexibility and a platform to build on in terms of creating value for our clients and shareholders.”
“Second quarter net income, annualized return on average equity and gross premiums written were among the highest levels in the company’s history. Each of our three operating segments is performing well, with our property segment benefiting from significantly improved property rates in catastrophe prone areas that began to take hold during the quarter. In addition, our investment income was a strong $54.9 million for the quarter and continues to gain momentum as our asset base grows in the current rising interest rate environment.”
“We are very pleased with the company’s financial performance for the quarter, and at the same time are satisfied that we have been able to implement our strategy to reduce our aggregate property exposures to catastrophes. This strategy, combined with the diversity of our portfolio of business and our strong ratings, positions us extremely well as we move forward as a public company.”
Underwriting Results
Gross premiums written were $518.3 million in the second quarter 2006, a 17.4% increase compared to $441.7 million in the second quarter 2005. For the six months ended June 30, 2006, gross premiums written totaled $1,016.4 million, a 7.3% increase compared to $947.0 million in the first half of 2005. This increase was primarily the result of an increase in general property rates in catastrophe prone areas and an increase in market opportunities that developed following the 2005 hurricane season.
Net premiums written were $370.3 million in the second quarter 2006, a 15.7% increase compared to $320.0 million in the second quarter 2005. For the six months ended June 30,

2006, net premiums written totaled $797.8 million, a 5.2% increase compared to $758.7 million in the first half of 2005. This increase primarily reflects the rise in general property rates in catastrophe prone areas, partially offset by the increased costs of our property catastrophe reinsurance protection.
Net premiums earned in the second quarter were $305.5 million, a decrease of 8.0%, compared to $332.1 million for the second quarter 2005. For the six months ended June 30, 2006, net premiums earned totaled $614.5 million, a 6.4% decrease from net premiums earned of $656.2 million in the first half of 2005. This decrease reflects the reduction in net premiums written during 2005.
The combined ratio was 78.2% in the second quarter 2006 compared to 86.3% in the second quarter 2005. The loss ratio was 58.9% in the second quarter 2006 compared to 67.5% in the second quarter 2005. During the second quarter 2006, the company recorded net favorable reserve development on previous accident years of $29.0 million, a benefit of 9.5 percentage points to the company’s loss ratio for this quarter. The combined ratio for the six months ended June 30, 2006 was 81.6% compared to 88.8% for the first half of 2005. In addition to the net favorable development in the second quarter 2006, the results in the first half of 2006 benefited from lighter catastrophe losses than were experienced in the first half of 2005 when approximately $19 million of catastrophe losses were incurred primarily related to Northern European windstorms.
Investment Results
Net investment income in the second quarter 2006 was $54.9 million, an increase of 38.0% over the $39.8 million of net investment income in the second quarter 2005. For the six months ended June 30, 2006, net investment income was $116.9 million, an increase of 45.9% over the first half of 2005. These increases primarily reflect the increase in the company’s invested asset base combined with higher investment yields as well as increases in dividends received from a high-yield bond fund and hedge fund investments. During the second quarter 2006, the company recorded net realized losses of $10.2 million compared to net realized losses of $6.6 million in the second quarter 2005. For the six months ended June 30, 2006, the company recorded net realized losses of $15.4 million compared to net realized losses of $9.1 million over the first half of 2005.
Shareholders’ Equity
At June 30, 2006, shareholders’ equity was $1.6 billion compared to $1.4 billion reported at December 31, 2005. Fully diluted book value per share was $30.79 at June 30, 2006 compared to $28.20 at December 31, 2005. The company’s annualized return on average equity for the three and six months ended June 30, 2006 was 25.7% and 25.9%, respectively.
Conference Call
Allied World Assurance Company Holdings, Ltd will host a conference call on Wednesday, August 9, 2006 at 8:30 a.m. (Eastern Time) to discuss its second quarter financial results.

The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at www.awac.com. In addition, the conference call can be accessed by dialing (866) 578-5801 (U.S. and Canada callers) or (617) 213-8058 (international callers) and entering the passcode 36188596 approximately ten minutes prior to the call.
Following the conclusion of the presentation, a replay of the call will be available through Friday, August 25, 2006 by dialing (888) 286-8010 (U.S. and Canada callers) or (617) 801-6888 (international callers) and entering the passcode 18530350. In addition, the webcast will remain available online through Friday, August 25, 2006 at www.awac.com.
Financial Supplement
A financial supplement relating to the second quarter of 2006 will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Non-GAAP Financial Measures
In presenting the company’s results, management has included and discussed in this press release certain non-GAAP financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.
“Operating income” is an internal performance measure used by the company in the management of its operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses and foreign exchange gains or losses. The company excludes net realized investment gains or losses and net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. The company believes these amounts are largely independent of its business and underwriting process and including them may distort the analysis of trends in its insurance and reinsurance operations. In addition to presenting net income determined in accordance with GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the company’s results of operations in a manner similar to how management analyzes the company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income.
The company has included “fully diluted book value per share” because it takes into account the effect of dilutive securities; therefore, the company believes it is a better measure of calculating shareholder returns than book value per share.

“Annualized return on average equity” (ROAE) is calculated using average equity, excluding the average after tax unrealized gains or losses on investments. Unrealized gains (losses) on investments are primarily the result of interest rate movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor are they likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
Reconciliations of these financial measures to their most directly comparable GAAP measures are included in the attached tables.
About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, founded in November 2001, is one of Bermuda’s leading property and casualty insurers. The company, through its operating subsidiaries, offers property and casualty insurance and reinsurance on a worldwide basis. The principal operating subsidiaries of Allied World Assurance Company Holdings, Ltd have A (Excellent) ratings from A.M. Best Company and A- ratings from Standard & Poor’s. The company’s Bermuda and U.S. operating subsidiaries are rated A2 by Moody’s Investors Service.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that involve inherent risks and uncertainties. Statements that are not historical facts, including statements that use terms such as “believes,” “anticipates,” “intends” or “expects” and that relate to our plans and objectives for future operations, are forward-looking statements. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (b) the effects of investigations into market practices, in particular insurance brokerage practices, together with any legal or regulatory proceedings, related settlements and industry reform or other changes arising therefrom; (c) the impact of acts of terrorism and acts of war; (d) greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices have anticipated; (e) increased competition due to an increase in capacity of property and casualty insurers or reinsurers; (f) the inability to obtain or maintain financial strength ratings by one or more of the company’s subsidiaries; (g) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (h) the company or one of its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; (i) changes in regulations or tax laws applicable to the company, its subsidiaries, brokers or customers; (j) changes in the availability, cost or quality of reinsurance or retrocessional coverage; (k) loss of key personnel; (l) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect the company’s investment portfolio; and (m) such other risk factors as may be discussed in our most recent documents on file with the U.S. Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
REVENUES:
Gross premiums written	$518,316	$441,675	$1,016,436	$947,003
Premiums ceded	(147,978)	(121,669)	(218,595)	(188,343)

Net premiums written	370,338	320,006	797,841	758,660

Change in unearned premiums	(64,821)	12,091	(183,381)	(102,457)

Net premiums earned	305,517	332,097	614,460	656,203
Net investment income	54,943	39,820	116,944	80,145
Net realized investment losses	(10,172)	(6,632)	(15,408)	(9,089)

Total revenues	350,288	365,285	715,996	727,259

EXPENSES:
Net losses and loss expenses	179,844	224,253	385,804	462,655
Acquisition costs	32,663	37,502	69,135	73,952
General and administrative expenses	26,257	24,972	46,579	45,881
Interest expense	7,076	4,587	13,527	4,637

Foreign exchange (gain) loss	(475)	397	70	532

Total expenses	245,365	291,711	515,115	587,657

Income before income taxes	104,923	73,574	200,881	139,602

Income tax expense	2,553	2,027	390	3,695

NET INCOME	$102,370	$71,547	$200,491	$135,907

PER SHARE DATA
Basic earnings per share	$2.04	$1.43	$4.00	$2.71
Diluted earnings per share	$2.02	$1.41	$3.96	$2.68

Weighted average common shares outstanding	50,162,842	50,162,842	50,162,842	50,162,842
Weighted average common shares and common share equivalents outstanding	50,682,557	50,631,645	50,637,809	50,631,541

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	June 30,	December 31,
	2006	2005
		(audited)
ASSETS:

Fixed maturity investments available for sale at fair value (amortized cost: 2006: $4,907,653; 2005: $4,442,040)	$4,808,403	$4,390,457
Other invested assets available for sale, at fair value (cost: 2006: $247,975; 2005: $270,138)	264,700	296,990
Cash and cash equivalents	223,602	172,379
Restricted cash	13,620	41,788
Securities lending collateral	681,698	456,792
Insurance balances receivable	351,472	218,044
Prepaid reinsurance	198,846	140,599
Reinsurance recoverable	641,429	716,333
Accrued investment income	52,442	48,983
Deferred acquisition costs	124,497	94,557
Intangible assets	3,920	3,920
Balances receivable on sale of investments	2,433	3,633
Income tax assets	8,284	8,516
Other assets	18,040	17,501

Total assets	$7,393,386	$6,610,492

LIABILITIES:
Reserve for losses and loss expenses	$3,459,742	$3,405,353
Unearned premiums	981,719	740,091
Unearned ceding commissions	29,726	27,465
Reinsurance balances payable	69,443	28,567
Securities lending payable	681,698	456,792
Balances due on purchase of investments	76,779	—
Long term debt	500,000	500,000
Accounts payable and accrued liabilities	29,217	31,958

Total liabilities	5,828,324	5,190,226

SHAREHOLDERS’ EQUITY:
Common shares, par value $0.03 per share, issued and outstanding 2006 and 2005: 50,162,842 shares	1,505	1,505
Additional paid-in capital	1,490,801	1,488,860
Retained earnings (accumulated deficit)	155,900	(44,591)
Accumulated other comprehensive loss:
net unrealized losses on investments, net of tax	(83,144)	(25,508)

Total shareholders’ equity	1,565,062	1,420,266

Total liabilities and shareholders’ equity	$7,393,386	$6,610,492

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars)

Three months ended June 30, 2006	Property	Casualty	Reinsurance	Total
Gross premiums written	$166,861	$200,004	$151,451	$518,316
Net premiums written	44,756	172,725	152,857	370,338

Net premiums earned	45,955	133,321	126,241	305,517
Net losses and loss expenses	(24,729)	(82,411)	(72,704)	(179,844)
Acquisition costs	777	(6,955)	(26,485)	(32,663)
General and administrative expenses	(6,845)	(13,118)	(6,294)	(26,257)

Underwriting income	15,158	30,837	20,758	66,753
Net investment income	—	—	—	54,943
Net realized investment losses	—	—	—	(10,172)
Interest expense	—	—	—	(7,076)
Foreign exchange gain	—	—	—	475

Income before income taxes	—	—	—	$104,923

Loss and loss expense ratio	53.8%	61.8%	57.6%	58.9%
Acquisition cost ratio	(1.7%)	5.2%	21.0%	10.7%
General and administrative expense ratio	14.9%	9.9%	5.0%	8.6%

Combined ratio	67.0%	76.9%	83.6%	78.2%

Three months ended June 30, 2005	Property	Casualty	Reinsurance	Total
Gross premiums written	$127,442	$183,643	$130,590	$441,675
Net premiums written	41,445	160,559	118,002	320,006

Net premiums earned	63,834	149,910	118,353	332,097
Net losses and loss expenses	(42,299)	(109,760)	(72,194)	(224,253)
Acquisition costs	(4,127)	(7,781)	(25,594)	(37,502)
General and administrative expenses	(5,010)	(11,719)	(8,243)	(24,972)

Underwriting income	12,398	20,650	12,322	45,370
Net investment income	—	—	—	39,820
Net realized investment losses	—	—	—	(6,632)
Interest expense	—	—	—	(4,587)
Foreign exchange loss	—	—	—	(397)

Income before income taxes	—	—	—	$73,574

Loss and loss expense ratio	66.3%	73.2%	61.0%	67.5%
Acquisition cost ratio	6.5%	5.2%	21.6%	11.3%
General and administrative expense ratio	7.8%	7.8%	7.0%	7.5%

Combined ratio	80.6%	86.2%	89.6%	86.3%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars)

Six months ended June 30, 2006	Property	Casualty	Reinsurance	Total
Gross premiums written	$286,680	$330,498	$399,258	$1,016,436
Net premiums written	111,953	286,919	398,969	797,841

Net premiums earned	95,057	265,303	254,100	614,460
Net losses and loss expenses	(58,048)	(180,014)	(147,742)	(385,804)
Acquisition costs	2,258	(16,274)	(55,119)	(69,135)
General and administrative expenses	(11,960)	(22,980)	(11,639)	(46,579)

Underwriting income	27,307	46,035	39,600	112,942
Net investment income	—	—	—	116,944
Net realized investment losses	—	—	—	(15,408)
Interest expense	—	—	—	(13,527)
Foreign exchange loss	—	—	—	(70)

Income before income taxes	—	—	—	$200,881

Loss and loss expense ratio	61.1%	67.9%	58.1%	62.8%
Acquisition cost ratio	(2.4%)	6.1%	21.7%	11.2%
General and administrative expense ratio	12.6%	8.7%	4.6%	7.6%

Combined ratio	71.3%	82.7%	84.4%	81.6%

Six months ended June 30, 2005	Property	Casualty	Reinsurance	Total
Gross premiums written	$231,411	$325,244	$390,348	$947,003
Net premiums written	97,972	285,263	375,425	758,660

Net premiums earned	138,505	301,293	216,405	656,203
Net losses and loss expenses	(92,660)	(220,680)	(149,315)	(462,655)
Acquisition costs	(9,491)	(16,926)	(47,535)	(73,952)
General and administrative expenses	(9,322)	(20,362)	(16,197)	(45,881)

Underwriting income	27,032	43,325	3,358	73,715
Net investment income	—	—	—	80,145
Net realized investment losses	—	—	—	(9,089)
Interest expense	—	—	—	(4,637)
Foreign exchange loss	—	—	—	(532)

Income before income taxes	—	—	—	$139,602

Loss and loss expense ratio	66.9%	73.2%	69.0%	70.5%
Acquisition cost ratio	6.9%	5.6%	22.0%	11.3%
General and administrative expense ratio	6.7%	6.8%	7.5%	7.0%

Combined ratio	80.5%	85.6%	98.5%	88.8%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED OPERATING INCOME RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Net income	$102,370	$71,547	$200,491	$135,907
Net realized investment losses	10,172	6,632	15,408	9,089
Foreign exchange (gain) loss	(475)	397	70	532

Operating Income	$112,067	$78,576	$215,969	$145,528

Weighted average common shares outstanding:
Basic	50,162,842	50,162,842	50,162,842	50,162,842
Diluted	50,682,557	50,631,645	50,637,809	50,631,541

Basic per share data:
Net income	$2.04	$1.43	$4.00	$2.71
Net realized investment losses	.20	.13	.31	.18
Foreign exchange (gain) loss	(.01)	.01	—	.01

Operating Income	$2.23	$1.57	$4.31	$2.90

Diluted per share data:
Net income	$2.02	$1.41	$3.96	$2.68
Net realized investment losses	.20	.13	.30	.18
Foreign exchange (gain) loss	(.01)	.01	—	.01

Operating Income	$2.21	$1.55	$4.26	$2.87

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED DILUTED BOOK VALUE PER SHARE RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	June 30,	December 31,
	2006	2005
Price per share at period end	N/A	N/A

Total shareholders’ equity	1,565,062	1,420,266

Basic Common shares outstanding	50,162,842	50,162,842

Add: unvested restricted share units	214,712	127,163
Add: long-term incentive plan share units	228,334	—
Add: dilutive warrants outstanding	1,187,875	662,883
Weighed average exercise price per share	$27.42	$24.88
Less: treasury stock method adjustment	(957,916)	(582,486)

Common shares and common share equivalents outstanding	50,835,847	50,370,352

Basic book value per common share	$31.20	$28.31
Diluted book value per common share	$30.79	$28.20

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED ANNUALIZED RETURN ON SHAREHOLDERS’ EQUITY
(Expressed in thousands of United States dollars)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Opening shareholders’ equity	$1,478,907	$1,648,964	$1,420,266	$2,138,521
Net unrealized losses (gains) on investments, net of tax	64,988	20,946	25,508	(33,171)

Adjusted opening shareholders’ equity	$1,543,895	$1,669,910	$1,445,774	$2,105,350

Closing shareholders’ equity	$1,565,062	$1,756,810	$1,565,062	$1,756,810
Net unrealized losses (gains) on investments, net of tax	83,144	(15,353)	83,144	(15,353)

Adjusted closing shareholders’ equity	$1,648,206	$1,741,457	$1,648,206	$1,741,457

Average shareholders’ equity	$1,596,051	$1,705,684	$1,546,990	$1,923,404

Net income available to shareholders	$102,370	$71,547	$200,491	$135,907
Annualized net income available to shareholders	409,480	286,188	400,982	271,814

Annualized return on average shareholders’ equity —
Net income	25.7%	16.8%	25.9%	14.1%

Operating income available to shareholders	$112,067	$78,576	$215,969	$145,528
Annualized operating income available to shareholders	448,268	314,304	431,938	291,056

Annualized return on average shareholders’ equity —
Operating income	28.1%	18.4%	27.9%	15.1%

For further information, please contact:

Investor Contact:	Media Contact:
Keith Lennox	Jamie Tully/Susan Burns
Allied World Assurance Company	Citigate Sard Verbinnen
212-635-5319	212-687-8080
keith.lennox@awac.com	jtully@sardverb.com
sburns@sardverb.com

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
FINANCIAL SUPPLEMENT
June 30, 2006

Investor Contact: Keith Lennox	This report is for informational purposes only. It should be read in conjunction with documents filed by Allied World Assurance Company Holdings, Ltd with the U.S. Securities and Exchange Commission.
Phone: (212) 635-5319
Fax: (212) 635-5532
email: keith.lennox@awac.com

NOTE ON FORWARD-LOOKING STATEMENTS
This report may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that involve inherent risks and uncertainties. Statements that are not historical facts, including statements that use terms such as “believes”, “anticipates”, “intends” or “expects” and that relate to our plans and objectives for future operations, are forward-looking statements. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this report should not be considered as a representation by us or any other person that our objectives or plans will be achieved. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (b) the effects of investigations into market practices, in particular insurance brokerage practices, together with any legal or regulatory proceedings, related settlements and industry reform or other changes arising therefrom; (c) the impact of acts of terrorism and acts of war; (d) greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices have anticipated; (e) increased competition due to an increase in capacity of property and casualty insurers or reinsurers; (f) the inability to obtain or maintain financial strength ratings by one or more of the company’s subsidiaries; (g) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (h) the company or one of its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; (i) changes in regulations or tax laws applicable to the company, its subsidiaries, brokers or customers; (j) changes in the availability, cost or quality of reinsurance or retrocessional coverage; (k) loss of key personnel; (l) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect the company’s investment portfolio; and (m) such other risk factors as may be discussed in our most recent documents on file with the U.S. Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, further developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
FINANCIAL SUPPLEMENT TABLE OF CONTENTS

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
BASIS OF PREPARATION
DEFINITIONS AND PRESENTATION
- All financial information contained herein is unaudited, except the balance sheet and income statement data for the years ended December 31, 2005 and December 31, 2004, which was derived from the Company’s audited financial statements.
- Unless otherwise noted, all data is in thousands of U.S. dollars, except for share, per share, percentage and ratio information.
- Allied World Assurance Company Holdings, Ltd, along with others in the industry, uses underwriting ratios as measures of performance. The loss ratio is calculated by dividing net losses and loss expenses by net premiums earned. The acquisition cost ratio is calculated by dividing acquisition costs by net premiums earned. The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned. The expense ratio is calculated by combining the acquisition cost ratio and the general and administrative expense ratio. The combined ratio is calculated by combining the loss ratio, the acquisition cost ratio and the general and administrative expense ratio. These ratios are relative measurements that describe for every $100 of net premiums earned or written, the cost of losses and expenses, respectively. The combined ratio presents the total cost per $100 of earned or written premium. A combined ratio below 100% demonstrates underwriting profit; a combined ratio above 100% demonstrates underwriting loss.
- In presenting the Company’s results, management has included and discussed certain “non-GAAP” financial measures, as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the Company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the Company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in this financial supplement. See page 20 for further details.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED FINANCIAL HIGHLIGHTS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,		Previous	Previous
					Quarter	Year to Date
	2006	2005	2006	2005	Change	Change
HIGHLIGHTS
Gross premiums written	$518,316	$441,675	$1,016,436	$947,003	17.4%	7.3%
Net premiums written	370,338	320,006	797,841	758,660	15.7%	5.2%
Net premiums earned	305,517	332,097	614,460	656,203	(8.0%)	(6.4%)
Net investment income	54,943	39,820	116,944	80,145	38.0%	45.9%
Net income	102,370	71,547	200,491	135,907	43.1%	47.5%
Operating income	112,067	78,576	215,969	145,528	42.6%	48.4%
Total assets	7,393,386	6,671,779	7,393,386	6,671,779	10.8%	10.8%
Total shareholders’ equity	1,565,062	1,756,810	1,565,062	1,756,810	(10.9%)	(10.9%)
Cash flows from operating activities	225,031	207,435	411,265	378,256	8.5%	8.7%

PER SHARE AND SHARES DATA
Basic earnings per share
Net income	$2.04	$1.43	$4.00	$2.71	42.7%	47.6%
Operating income	$2.23	$1.57	$4.31	$2.90	42.0%	48.6%
Diluted earnings per share
Net income	$2.02	$1.41	$3.96	$2.68	43.3%	47.8%
Operating income	$2.21	$1.55	$4.26	$2.87	42.6%	48.4%
Weighted average common shares outstanding
Basic	50,162,842	50,162,842	50,162,842	50,162,842
Diluted	50,682,557	50,631,645	50,637,809	50,631,541
Book value	$31.20	$35.02	$31.20	$35.02	(10.9%)	(10.9%)
Diluted book value (treasury stock method)	$30.79	$34.70	$30.79	$34.70	(11.3%)	(11.3%)

FINANCIAL RATIOS
Return on average equity (ROAE), net income	25.7%	16.8%	25.9%	14.1%	8.9 pts	11.8pts
ROAE, operating income	28.1%	18.4%	27.9%	15.1%	9.7 pts	12.8pts
Annualized investment book yield	4.2%	3.3%	4.3%	3.5%	0.9 pts	0.8pts
Loss ratio	58.9%	67.5%	62.8%	70.5%	(8.6) pts	(7.7)pts
Acquisition cost ratio	10.7%	11.3%	11.2%	11.3%	(0.6) pts	(0.1)pts
General and administrative expense ratio	8.6%	7.5%	7.6%	7.0%	1.1 pts	0.6pts

Expense ratio	19.3%	18.8%	18.8%	18.3%	0.5 pts	0.5pts

Combined ratio	78.2%	86.3%	81.6%	88.8%	(8.1) pts	(7.2)pts

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED
	JUNE 30, 2006	MARCH 31, 2006	DECEMBER 31, 2005	SEPTEMBER 30, 2005	JUNE 30, 2005	MARCH 31, 2005
Revenues
Gross premiums written	$518,316	$498,120	$283,393	$329,930	$441,675	$505,328
Net premiums written	$370,338	$427,503	$213,571	$249,720	$320,006	$438,654
Net premiums earned	$305,517	$308,943	$302,032	$313,276	$332,097	$324,106
Net investment income	54,943	62,001	50,823	47,592	39,820	40,325
Net realized investment (losses) gains	(10,172)	(5,236)	(5,286)	4,152	(6,632)	(2,457)

Total revenues	$350,288	$365,708	$347,569	$365,020	$365,285	$361,974

Expenses
Net losses and loss expenses	$179,844	$205,960	$288,669	$593,276	$224,253	$238,402
Acquisition costs	32,663	36,472	33,604	35,871	37,502	36,450
General and administrative expenses	26,257	20,322	27,594	20,795	24,972	20,909
Foreign exchange (gain) loss	(475)	545	1,670	(46)	397	135
Interest expense	7,076	6,451	5,832	5,146	4,587	50

Total expenses	$245,365	$269,750	$357,369	$655,042	$291,711	$295,946

Net income (loss) before income tax	$104,923	$95,958	$(9,800)	$(290,022)	$73,574	$66,028
Income tax expense (recovery)	2,553	(2,163)	2,478	(6,617)	2,027	1,668

Net income (loss)	$102,370	$98,121	$(12,278)	$(283,405)	$71,547	$64,360

GAAP Ratios
Loss and loss expense ratio	58.9%	66.7%	95.6%	189.4%	67.5%	73.6%
Acquisition cost ratio	10.7%	11.8%	11.1%	11.5%	11.3%	11.2%
General and administrative expense ratio	8.6%	6.6%	9.1%	6.6%	7.5%	6.5%

Expense ratio	19.3%	18.4%	20.2%	18.1%	18.8%	17.7%

Combined ratio	78.2%	85.1%	115.8%	207.5%	86.3%	91.3%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED STATEMENTS OF OPERATIONS

	SIX MONTHS ENDED	SIX MONTHS ENDED
	JUNE 30, 2006	JUNE 30, 2005
Revenues
Gross premiums written	$1,016,436	$947,003
Net premiums written	$797,841	$758,660
Net premiums earned	$614,460	$656,203
Net investment income	116,944	80,145
Net realized investment losses	(15,408)	(9,089)

Total revenues	$715,996	$727,259

Expenses
Net losses and loss expenses	$385,804	$462,655
Acquisition costs	69,135	73,952
General and administrative expenses	46,579	45,881
Foreign exchange loss	70	532
Interest expense	13,527	4,637

Total expenses	$515,115	$587,657

Net income before income tax	$200,881	$139,602
Income tax expense	390	3,695

Net income	$200,491	$135,907

GAAP Ratios
Loss and loss expense ratio	62.8%	70.5%
Acquisition cost ratio	11.2%	11.3%
General and administrative expense ratio	7.6%	7.0%

Expense ratio	18.8%	18.3%

Combined ratio	81.6%	88.8%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
PREMIUM DISTRIBUTION
FOR THE THREE MONTHS ENDED JUNE 30, 2006
Gross Premiums Written = $518,316

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
PREMIUM DISTRIBUTION
FOR THE SIX MONTHS ENDED JUNE 30, 2006
Gross Premiums Written = $1,016,436

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED SEGMENT DATA
FOR THE THREE MONTHS ENDED JUNE 30, 2006

				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTALS
Revenues
Gross premiums written	$166,861	$200,004	$151,451	$518,316
Net premiums written	$44,756	$172,725	$152,857	$370,338

Net premiums earned	$45,955	$133,321	$126,241	$305,517

Total revenues	$45,955	$133,321	$126,241	$305,517

Expenses
Net losses and loss expenses	$24,729	$82,411	$72,704	$179,844
Acquisition costs	(777)	6,955	26,485	32,663
General and administrative expenses	6,845	13,118	6,294	26,257

Total expenses	$30,797	$102,484	$105,483	$238,764

Underwriting Income	$15,158	$30,837	$20,758	$66,753

GAAP Ratios
Loss and loss expense ratio	53.8%	61.8%	57.6%	58.9%
Acquisition cost ratio	(1.7%)	5.2%	21.0%	10.7%
General and administrative expense ratio	14.9%	9.9%	5.0%	8.6%

Expense ratio	13.2%	15.1%	26.0%	19.3%

Combined ratio	67.0%	76.9%	83.6%	78.2%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED SEGMENT DATA
FOR THE SIX MONTHS ENDED JUNE 30, 2006

				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTALS
Revenues
Gross premiums written	$286,680	$330,498	$399,258	$1,016,436
Net premiums written	$111,953	$286,919	$398,969	$797,841

Net premiums earned	$95,057	$265,303	$254,100	$614,460

Total revenues	$95,057	$265,303	$254,100	$614,460

Expenses
Net losses and loss expenses	$58,048	$180,014	$147,742	$385,804
Acquisition costs	(2,258)	16,274	55,119	69,135
General and administrative expenses	11,960	22,980	11,639	46,579

Total expenses	$67,750	$219,268	$214,500	$501,518

Underwriting Income	$27,307	$46,035	$39,600	$112,942

GAAP Ratios
Loss and loss expense ratio	61.1%	67.9%	58.1%	62.8%
Acquisition cost ratio	(2.4%)	6.1%	21.7%	11.2%
General and administrative expense ratio	12.6%	8.7%	4.6%	7.6%

Expense ratio	10.2%	14.8%	26.3%	18.8%

Combined ratio	71.3%	82.7%	84.4%	81.6%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED BALANCE SHEETS

	JUNE 30, 2006	DECEMBER 31, 2005
ASSETS
Fixed maturity investments available for sale, at fair value	$4,808,403	$4,390,457
Other invested assets available for sale, at fair value	264,700	296,990
Cash and cash equivalents	223,602	172,379
Restricted cash	13,620	41,788
Securities lending collateral	681,698	456,792
Insurance balances receivable	351,472	218,044
Prepaid reinsurance	198,846	140,599
Reinsurance recoverable	641,429	716,333
Accrued investment income	52,442	48,983
Deferred acquisition costs	124,497	94,557
Intangible assets	3,920	3,920
Balances receivable on sale of investments	2,433	3,633
Income tax assets	8,284	8,516
Other assets	18,040	17,501

TOTAL ASSETS	$7,393,386	$6,610,492

LIABILITIES
Reserve for losses and loss expenses	$3,459,742	$3,405,353
Unearned premiums	981,719	740,091
Unearned ceding commissions	29,726	27,465
Reinsurance balances payable	69,443	28,567
Securities lending payable	681,698	456,792
Balance due on purchase of investments	76,779	—
Long-term debt	500,000	500,000
Accounts payable and accrued liabilities	29,217	31,958

TOTAL LIABILITIES	$5,828,324	$5,190,226

SHAREHOLDERS’ EQUITY
Common shares 50,162,842 issued and outstanding (2005 - 50,162,842)	$1,505	$1,505
Additional paid-in capital	1,490,801	1,488,860
Retained earnings (accumulated deficit)	155,900	(44,591)
Accumulated other comprehensive loss	(83,144)	(25,508)

TOTAL SHAREHOLDERS’ EQUITY	$1,565,062	$1,420,266

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,393,386	$6,610,492

Book value per share	$31.20	$28.31
Diluted book value per share (treasury stock method)	30.79	28.20

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
INVESTMENT PORTFOLIO

	JUNE 30, 2006		MARCH 31, 2006		DECEMBER 31, 2005		SEPTEMBER 30, 2005
	FAIR MARKET	PERCENTAGE	FAIR MARKET	PERCENTAGE	FAIR MARKET	PERCENTAGE	FAIR MARKET	PERCENTAGE
	VALUE		VALUE		VALUE		VALUE
MARKET VALUE
Fixed maturities available for sale	4,808,403	94.8%	4,530,702	94.5%	$4,390,457	93.7%	4,344,442	93.5%
Other invested assets available for sale	264,700	5.2%	265,412	5.5%	296,990	6.3%	302,522	6.5%

Total	5,073,103	100.0%	4,796,114	100.0%	$4,687,447	100.0%	4,646,964	100.0%

ASSET ALLOCATION BY MARKET VALUE
U.S. government and agencies	2,375,542	44.7%	2,093,638	41.5%	$2,308,402	47.0%	2,425,624	49.6%
Non-U.S. government securities	91,384	1.7%	86,227	1.7%	83,987	1.7%	85,677	1.8%
Corporate securities	839,861	15.8%	901,198	17.9%	935,765	19.1%	1,010,562	20.7%
Asset-backed securities	253,476	4.8%	196,713	3.9%	216,196	4.4%	170,117	3.5%
Mortgage-backed securities	1,248,140	23.5%	1,252,926	24.9%	846,107	17.3%	652,462	13.4%
Fixed Income Sub-Total	4,808,403	90.5%	4,530,702	89.9%	4,390,457	89.5%	4,344,442	89.0%
Global high-yield bond fund	30,519	0.6%	30,662	0.6%	81,926	1.7%	85,763	1.8%
Hedge funds	234,181	4.4%	234,750	4.7%	215,064	4.4%	216,759	4.4%
Cash & cash equivalents	237,222	4.5%	243,760	4.8%	214,167	4.4%	233,519	4.8%

Total	5,310,325	100.0%	5,039,874	100.0%	$4,901,614	100.0%	4,880,483	100.0%

CREDIT QUALITY BY MARKET VALUE
U.S. government and agencies	2,374,326	49.5%	2,093,639	46.2%	2,308,402	52.6%	2,425,624	55.8%
AAA/Aaa	1,752,653	36.4%	1,696,107	37.4%	1,230,608	28.0%	994,055	22.9%
AA/Aa	246,483	5.1%	125,120	2.8%	154,534	3.5%	159,705	3.7%
A/A	418,172	8.7%	594,014	13.1%	670,148	15.3%	750,293	17.3%
BBB/Baa	16,769	0.3%	21,822	0.5%	26,765	0.6%	14,765	0.3%

Total	4,808,403	100.0%	4,530,702	100.0%	4,390,457	100.0%	4,344,442	100.0%

STATISTICS
Annualized book yield, year to date	4.3%		4.3%		3.9%		3.8%
Duration	3.2 years		2.9 years		2.3 years		2.4 years
Average credit quality (S&P)	AA		AA		AA		AA

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
ANALYSIS OF RESERVE FOR LOSSES AND LOSS EXPENSES

	AT JUNE 30, 2006
				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTAL
Case reserves (net of reinsurance recoverable)	$348,628	$61,210	$229,277	$639,115
IBNR (net of reinsurance recoverable)	134,151	1,495,962	549,085	2,179,198

Total	$482,779	$1,557,172	$778,362	$2,818,313

IBNR/Total reserves (net of reinsurance recoverable)	27.8%	96.1%	70.5%	77.3%

	AT DECEMBER 31, 2005
				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTAL
Case reserves (net of reinsurance recoverable)	$347,025	$77,557	$240,131	$664,713
IBNR (net of reinsurance recoverable)	196,610	1,341,578	486,119	2,024,307

Total	$543,635	$1,419,135	$726,250	$2,689,020

IBNR/Total reserves (net of reinsurance recoverable)	36.2%	94.5%	66.9%	75.3%

	QUARTER ENDED	QUARTER ENDED	QUARTER ENDED	QUARTER ENDED
	JUNE 30, 2006	MARCH 31, 2006	JUNE 30, 2005	MARCH 31, 2005
Net losses incurred related to:
Current year	208,817	205,960	224,253	232,752
Prior years	(28,973)	—	—	5,650

Total incurred	179,844	205,960	224,253	238,402

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CAPITAL STRUCTURE

	JUNE 30,	MARCH 31,	DECEMBER 31,	SEPTEMBER 30,	JUNE 30,
	2006	2006	2005	2005	2005
Long-term debt	$500,000	$500,000	$500,000	$500,000	$500,000
Shareholders’ equity	1,565,062	1,478,907	1,420,266	1,441,956	1,756,810

Total capitalization	$2,065,062	$1,978,907	$1,920,266	$1,941,956	$2,256,810

Leverage ratios
Debt to total capitalization	24.2%	25.3%	26.0%	25.7%	22.2%

Annual net premiums written (trailing 12 months)	$1,261,132	$1,210,800	$1,221,951	$1,266,726	$1,347,479

Closing shareholders’ equity	$1,565,062	$1,478,907	$1,420,266	$1,441,956	$1,756,810
Less: accumulated other comprehensive (loss) income	(83,144)	(64,988)	(25,508)	(16,095)	15,353

Adjusted shareholders’ equity	$1,648,206	$1,543,895	$1,445,774	$1,458,051	$1,741,457

Net premiums written (trailing 12 months) to adjusted shareholders’ equity	0.77	0.78	0.85	0.87	0.77

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD.
OPERATING INCOME RECONCILIATION
EARNINGS PER SHARE INFORMATION

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2006	2005	2006	2005
Net income	$102,370	$71,547	$200,491	$135,907
Add (less):
Net realized investment losses	10,172	6,632	15,408	9,089
Foreign exchange (gain) loss	(475)	397	70	532

Operating income	$112,067	$78,576	$215,969	$145,528

Weighted average common shares outstanding
Basic	50,162,842	50,162,842	50,162,842	50,162,842
Diluted	50,682,557	50,631,645	50,637,809	50,631,541

Basic per share data
Net income	$2.04	$1.43	$4.00	$2.71
Add (less):
Net realized investment losses	0.20	0.13	0.31	0.18
Foreign exchange (gain) loss	(0.01)	0.01	—	0.01

Operating income	$2.23	$1.57	$4.31	$2.90

Diluted per share data
Net income	$2.02	$1.41	$3.96	$2.68
Add (less):
Net realized investment losses	0.20	0.13	0.30	0.18
Foreign exchange (gain) loss	(0.01)	0.01	—	0.01

Operating income	$2.21	$1.55	$4.26	$2.87

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
RETURN ON AVERAGE SHAREHOLDERS’ EQUITY

	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED
	JUNE 30, 2006	MARCH 31, 2006	DECEMBER 31, 2005	SEPTEMBER 30, 2005	JUNE 30, 2005
Opening shareholders’ equity	$1,478,907	$1,420,266	$1,441,956	$1,756,810	$1,648,964
Add: net unrealized losses (gains) on investments, net of tax	64,988	25,508	16,095	(15,353)	20,946

Adjusted opening shareholders’ equity	$1,543,895	$1,445,774	$1,458,051	$1,741,457	$1,669,910

Closing shareholders’ equity	$1,565,062	$1,478,907	$1,420,266	$1,441,956	$1,756,810
Add: net unrealized losses (gains) on investments, net of tax	83,144	64,988	25,508	16,095	(15,353)

Adjusted closing shareholders’ equity	$1,648,206	$1,543,895	$1,445,774	$1,458,051	$1,741,457

Average shareholders’ equity	$1,596,051	$1,494,835	$1,451,913	$1,599,754	$1,705,684

Net income (loss) available to shareholders	$102,370	$98,121	$(12,278)	$(283,405)	$71,547
Annualized net income (loss) available to shareholders	409,480	392,484	(49,112)	(1,133,620)	286,188

Operating income (loss) available to shareholders	$112,067	$103,902	$(5,322)	$(287,603)	$78,576
Annualized operating income (loss) available to shareholders	448,268	415,608	(21,288)	(1,150,412)	314,304

Annualized return on average shareholders’ equity — net income (loss) available to shareholders	25.7%	26.3%	(3.4%)	(70.9%)	16.8%

Annualized return on average shareholders’ equity - operating income (loss) available to shareholders	28.1%	27.8%	(1.5%)	(71.9%)	18.4%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
RETURN ON SHAREHOLDERS’ EQUITY

	SIX MONTHS ENDED	SIX MONTHS ENDED
	JUNE 30, 2006	JUNE 30, 2005
Opening shareholders’ equity	$1,420,266	$2,138,521
Add: net unrealized losses (gains) on investments, net of tax	25,508	(33,171)

Adjusted opening shareholders’ equity	$1,445,774	$2,105,350

Closing shareholders’ equity	$1,565,062	$1,756,810
Add: net unrealized losses (gains) on investments, net of tax	83,144	(15,353)

Adjusted closing shareholders’ equity	$1,648,206	$1,741,457

Average shareholders’ equity	$1,546,990	$1,923,404

Net income available to shareholders	$200,491	$135,907
Annualized net income available to shareholders	400,982	271,814

Operating income available to shareholders	$215,969	$145,528
Annualized operating income available to shareholders	431,938	291,056

Annualized return on average shareholders’ equity — net income available to ordinary shareholders	25.9%	14.1%

Annualized return on average shareholders’ equity - operating income available to shareholders	27.9%	15.1%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
DILUTED BOOK VALUE PER SHARE

		JUNE 30,		DECEMBER 31,
		2006	2005	2005
	Price per share at period end	N/A	N/A	N/A
	Total shareholders’ equity	1,565,062	1,756,810	1,420,266
DILUTIVE COMMON SHARES OUTSTANDING:	Basic common shares outstanding	50,162,842	50,162,842	50,162,842

	Add: unvested restricted share units	214,712	126,330	127,163
	Add: Long Term Incentive Plan share units	228,334	—	—
TREASURY STOCK METHOD	Add: dilutive warrants outstanding	1,187,875	6,457,833	662,833
	Weighted average exercise price per share	$27.42	$33.16	$24.88
	Less: treasury stock method adjustment	(957,916)	(6,115,214)	(582,486)

	Common shares and common share equivalents outstanding	50,835,847	50,631,791	50,370,352

	Basic book value per common share	$31.20	$35.02	$28.31
	Diluted book value per common share	$30.79	$34.70	$28.20

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
REGULATION G
In presenting the Company’s results, management has included and discussed certain non-GAAP financial measures. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the Company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the Company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.
OPERATING INCOME
Operating income is an internal performance measure used by the Company in the management of its operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses and foreign exchange gains or losses. The Company excludes net realized investment gains or losses and net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. The Company believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, the Company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the Company’s results of operations in a manner similar to how management analyzes the Company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. See page 16 for a reconciliation of operating income to net income.
ANNUALIZED RETURN ON AVERAGE EQUITY (ROAE)
Annualized return on average equity is calculated using average equity, excluding the average after tax unrealized gains or losses on investments. Unrealized gains (losses) on investments are primarily the result of interest rate movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor is it likely to be realized. Therefore, the Company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The Company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. See page 17 for a reconciliation of average equity.
ANNUALIZED OPERATING RETURN ON AVERAGE EQUITY
Annualized operating return on average equity is calculated using 1) operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and 2) average equity, excluding the average after tax unrealized gains or losses on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized return on average equity explanation above. See page 16 for a reconciliation of net income to operating income and page 17 for a reconciliation of average equity.
ANNUALIZED INVESTMENT BOOK YIELD
Annualized investment book yield is calculated by dividing normalized net investment income by average aggregate invested assets at book value. In calculating annualized investment book yield, normalized net investment income for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net investment income. Normalized net investment income is adjusted for known annual or non-recurring items. The Company utilizes and presents the investment yield in order to better disclose the performance of the Company’s investments and to show the components of the Company’s ROAE.
DILUTED BOOK VALUE PER SHARE
The Company has included diluted book value per share because it takes into account the effect of dilutive securities; therefore, the Company believes it is a better measure of calculating shareholder returns than book value per share. Please see page 19 for a reconciliation of diluted book value per share to basic book value per share.